AMENDMENT NUMBER 1

VERSAR EMPLOYEE 401(K) PLAN

BY THIS AGREEMENT, Versar Employee 401(k) Plan (herein referred to as the "Plan") is hereby amended as follows, effective as of July 16, 2012, except as otherwise provided herein:

1.	The section of the Adoption Agreement entitled "EXCLUDED EMPLOYEES" is amended as follows:

EXCLUDED EMPLOYEES (1.21(D)). The following Employees are not Eligible Employees but are Excluded Employees (Choose one of (a) or (b)):

[Note: Regardless of the Employer's elections under Election 8: (i) Employees of any Related Employers (excluding the Signatory Employer) are Excluded Employees unless the Related Employer becomes a Participating Employer; and (ii) Reclassified Employees and Leased Employees are Excluded Employees unless the Employer in Appendix B elects otherwise. See Sections 1.21(B), 1.21(D)(3) and 1.23(D).]

(a)	☐	No Excluded Employees. All Employees are Eligible Employees as to all Contribution Types.

(b)	☒	Exclusions. The following Employees are Excluded Employees (either as to all Contribution Types or to the designated Contribution Type) (Choose one or more of (1) through (7) as applicable):

[Note: For this Election 8, unless described otherwise in Election 8(b)(7), Elective Deferrals includes Pre-Tax Deferrals, Roth Deferrals, Employee Contributions and Safe Harbor Contributions. Matching includes all Matching Contributions except Safe Harbor Matching Contributions. Nonelective includes all Nonelective Contributions except Safe Harbor Nonelective Contributions.]

			(1)		(2)
			All		Elective	(3)	(4)
			Contributions		Deferrals	Matching	Nonelective

(1)	☐	No exclusions. No exclusions as to the designated Contribution Type.	N/A (See Election 8(a))		☐	☐	☐

(2)	☒	Collective Bargaining (union) Employees.	☒	OR	☐	☐	☐

As described in Code §410(b)(3)(A). See Section 1.21(D)(1).

(3)	☒	Non-Resident Aliens. As described in Code §410(b)(3)(C). See Section 1.21(D)(2).	☒	OR	☐	☐	☐

(4)	☐	HCEs. See Section 1.21(E). See Election 30(e) as to exclusion of some or all HCEs from Safe Harbor Contributions.	☐	OR	☐	☐	☐

(5)	☐	Hourly paid Employees.	☐	OR	☐	☐	☐

(6)	☐	Part-Time/Temporary/Seasonal Employees. See Section 1.21(D)(4). A Part-Time, Temporary or Seasonal Employee is an Employee whose regularly scheduled Service is less than (specify a maximum of 1,000) Hours of Service in the relevant Eligibility Computation Period.	☐	OR	☐	☐	☐

[Note: If the Employer under Election 8(b)(6) elects to treat Part-Time, Temporary and Seasonal Employees as Excluded Employees and any such an Employee actually completes at least 1,000 Hours of Service during the relevant Eligibility Computation Period, the Employee becomes an Eligible Employee. See Section 1.21(D)(4).]

(7)	☒	Describe exclusion category and/or Contribution Type: Davis-Bacon Act Employees, "employees who are already eligible to participate in the Charron Construction Consulting, Inc. 401(k) Plan" (e.g., Exclude Division B Employees OR Exclude salaried Employees from Discretionary Matching Contributions.)

[Note: Any exclusion under Election 8(b)(7), except as to Part-Time/Temporary/Seasonal Employees, may not be based on age or Service or level of Compensation. See Election 14 for eligibility conditions based on age or Service.]

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This Amendment has been executed this            31st            day of             July           ,         2012                                 .

Versar, Inc.

By	Cynthia A. Downes
EMPLOYER

Nondiscretionary Trustee: Wachovia Bank, N.A.

By

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